InspireMD Provides Business Update

Tel Aviv, Israel — September 9, 2019 – InspireMD, Inc. (NYSE American: NSPR), the developer of the CGuard™ Embolic Prevention System (EPS) for the prevention of stroke caused by carotid artery disease, today provided a business update.

Positive CGuard™ EPS Data Presented at the Joint Congress of the World Heart Federation (WHF-2019) and the European Society of Cardiology (ESC-2019)

At the recent joint Congress of World Heart Federation (WHF-2019) and the European Society of Cardiology (ESC-2019) which was held August 31-September 4 in Paris, data was presented for the first time on a patient-level mesh stent metanalysis that included 556 symptomatic and asymptomatic carotid artery disease patients from four trials (Metanalysis from Stabile et al, 30 day results published in JACC, 11;23; 2405-11. Recently submitted one-year results update). Presenters included Alberto Cremonesi (Bergamo, Italy) and Serge Kownator (Thionville, France) as chairpersons, as well as Prof. Piotr Musialek (Krakow, Poland), all highly regarded thought leaders in the field of carotid intervention.

Key highlights from the presentation:

●	The results demonstrate superiority of CGuard™ EPS in clinical safety and efficacy as compared to competitor devices, both first generation stents and second-generation double layer or mesh covered devices. At the one-year follow-up, patients who received a competitive double layer stent or another mesh covered stent, experienced an intrastent restenosis/thrombosis rate of 4% compared to CGuard™ EPS with a reduced incidence of 0.7% (p=0.007).

●	CGuard™ demonstrated positive trends compared to competitors’ devices with a combined endpoint at 12 months showing a 33% reduction in death and stroke and a greater than 50% reduction in overall mortality.

In an earlier session, entitled, “New Data in Carotid Disease: From Understanding the Pathology to Management,” chaired by Piero Montorsi (Milan, Italy) and Augusto Franco Gallino (Bellinzona, Switzerland), Professor Piotr Musialek presented four-year follow-up data from his ongoing PARADIGM-EXTEND Study. The presentation, “PARADIGM-EXTEND Prospective Academic Trial: Accumulating Long-Term Evidence for MicroNetTM Covered Stent Safety and Stroke Prevention Efficacy,” demonstrated encouraging short- and long-term clinical results for the CGuard™ EPS. After 402 patients were treated with 436 stents, no major stroke occurred at 30 days and less than 1% of any death/stroke or myocardial infarction at 30 days. Additionally, Professor Musialek reported on 61 patients now followed out four years showing no device related or procedure related adverse events.

Receives Two New US Patents Covering Single Fiber Mesh Jacket Stent Technology

InspireMD also announced today that the company has been granted two new U.S. patents (No. 10,406,006 and No. 10,406,008) covering its proprietary single fiber mesh technology. The single fiber mesh, known as MicroNetTM, is a key differentiating feature of the company’s C-Guard™ EPS for the prevention of stroke in patients being treated for carotid artery disease (CAD).

U.S. patent No. 10,406,006 covers a method of stenting and a method of providing a stent assembly, with an expandable mesh jacket, that includes a therapeutically effective amount of active pharmaceutical agent eluted to advantageously treat a disorder in a carotid or coronary artery or a cerebral aneurysm.

U.S. patent No. 10,406,008 covers a method of stenting and a stent assembly, where the stent (expandable stent and expandable mesh jacket) is adapted to treat an aneurysm generally, which should help the company expand into both the peripheral vascular and neuro vascular fields.

With these two patents, InspireMD now holds 15 issued or allowed patents in the U.S. and 47 issued or allowed patents outside of the U.S., with an additional 6 patent applications pending in the U.S. and 19 patent applications pending outside of the U.S.

US Regulatory Update

InspireMD also announced today that it has been working closely with the FDA on providing further bench testing information to secure approval for an Investigational Device Exemption (IDE). As the company noted in its August 6th quarterly conference call with investors, seeking additional information in connection with an IDE application is not unusual. To this point, the company has interacted with the agency during the formal review period to resolve a few items and the company intends to continue to work closely with the FDA to resolve these additional requests. The FDA has concurred with the clinical study design which provides specificity on the clinical data requirements to support the market approval of the device. Following additional discussions with the FDA, the company expects to have a better sense of the timing of a formal response to the agency.

About InspireMD, Inc.

InspireMD seeks to utilize its proprietary MicroNet® technology to make its products the industry standard for carotid stenting by providing outstanding acute results and durable stroke free long-term outcomes.

InspireMD’s common stock is quoted on the NYSE American under the ticker symbol NSPR and certain warrants are quoted on the NYSE American under the ticker symbol NSPR.WS and NSPR.WSB.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) market acceptance of our existing and new products, (ii) negative clinical trial results or lengthy product delays in key markets, (iii) an inability to secure regulatory approvals for the sale of our products, (iv) intense competition in the medical device industry from much larger, multinational companies, (v) product liability claims, (vi) product malfunctions, (vii) our limited manufacturing capabilities and reliance on subcontractors for assistance, (viii) insufficient or inadequate reimbursement by governmental and other third party payers for our products, (ix) our efforts to successfully obtain and maintain intellectual property protection covering our products, which may not be successful, (x) legislative or regulatory reform of the healthcare system in both the U.S. and foreign jurisdictions, (xi) our reliance on single suppliers for certain product components, (xii) the fact that we will need to raise additional capital to meet our business requirements in the future and that such capital raising may be costly, dilutive or difficult to obtain and (xiii) the fact that we conduct business in multiple foreign jurisdictions, exposing us to foreign currency exchange rate fluctuations, logistical and communications challenges, burdens and costs of compliance with foreign laws and political and economic instability in each jurisdiction. More detailed information about the Company and the risk factors that may affect the realization of forward looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Investor Contacts:

Craig Shore

Chief Financial Officer

InspireMD, Inc.

888-776-6804

craigs@inspiremd.com

Jeremy Feffer

LifeSci Advisors, LLC

212-915-2568

jeremy@lifesciadvisors.com